Exhibit 99.1

FOR IMMEDIATE RELEASE

Innophos Unveils “Vision 2022: The Path to Revitalized Growth”

Targeting $1.25 Billion Revenue and 20% Adjusted EBITDA by 2022

Reiterates Q1 2017 Expectations and 2017 Guidance

Company to Webcast Investor Day Beginning at 8:30 a.m. ET

CRANBURY, New Jersey – (April 5, 2017) – Innophos Holdings, Inc. (NASDAQ: IPHS) today announced Vision 2022: The Path to Revitalized Growth, the Company’s five-year growth plan that targets revenue growth to $1.25 billion and a 250 basis point improvement in Adjusted EBITDA by 2022.

Vision 2022: The Path to Revitalized Growth is rooted in four core drivers:

•	Strengthening the core business by selectively defending and maintaining the Company’s cash-generative core ingredients business serving Food, Health and Industrial Specialties segments with proven phosphate based technology solutions.

•	Building growth through acquisition by targeting in excess of $450 million in additional sales via inorganic growth by 2022 that broaden the technology portfolio and extend Innophos’ presence in Food, Health and Nutrition markets that offer annual growth rates in the range of 4% to 8% with an attractive margin profile.

•	Pursuing strategic partnerships with customers, suppliers, and marketing and technology partners to deliver economic security of supply, best-in-class service and new ingredients solutions.

•	Delivering on continuous improvement initiatives across all functions, processes and systems to ensure a cost competitive, fit-for-purpose organization delivering $35 million in bottom line savings by 2022 from existing and new programs.

“Today, thanks to our achievements in 2016, we are a stronger organization,” said Kim Ann Mink, Ph.D., Chairman, President and Chief Executive Officer. “We have a renewed leadership team, much improved processes and systems in place, and a strategic plan to drive sustainable growth and become more meaningful to our stakeholders.

“Our strategic growth roadmap is defined and actionable,” continued Mink. “We are methodically pursuing acquisition opportunities that position Innophos to have a more diversified portfolio of market-leading specialty ingredient solutions that more deeply addresses consumer megatrends in the specialty Food, Health and Nutrition ingredients markets. At the same time, we are taking actions to selectively defend and maintain our cash generating core phosphate based ingredients business.

“By executing against our strategic pillars of Operational Excellence, Commercial Excellence and Strategic Growth, we are confident that we can achieve our target of $1.25 billion in revenue and 20% adjusted EBITDA by 2022,” Mink continued.

Preliminary Q1 Results Expectations; 2017 Guidance Reiterated

“Consistent with what we have previously communicated, our preliminary first-quarter results and our forecast for the first half of 2017 reflect the unfavorable year-on-year impact from the portfolio pruning actions that began in the second quarter of 2016,” said Mink. “Overall, with 2017 expected to be another year of transition, we remain laser-focused on protecting earnings and delivering cash, as we build on our three strategic pillars to position Innophos for revitalized growth.”

The Company provided the following preliminary view for Q1 2017, which ended March 31, 2017:

•	Sales for the quarter expected to be similar to Q4 2016

•	Earnings to be affected by $1 million of fees to implement the next phase of operational excellence initiatives, ahead of savings to be realized, which will be more than offset by savings over the course of 2017

•	Net income expected to be in the range of $10 million to $11 million

•	Adjusted EBITDA expected to be in the $26 million to $28 million range with a similar margin to the prior year quarter

•	GAAP diluted EPS estimated at $0.50 and adjusted diluted EPS estimated at $0.52

The Company also reiterated their expectations for 2017, as follows:

•	Overall market conditions and competitive landscape for 2017 are expected to be similar to the prior year with price pressures continuing in the less differentiated product lines. Sales are therefore expected to be down 4% versus 2016.

•	Full year earnings are expected to be broadly in line with 2016, reflecting the impact of management’s continued focus on cost actions and productivity initiatives.

•	Given the portfolio actions taken during H2 2016, the phasing of sales and earnings will differ between H1 compared to H2, with H2 2017 forecast to be stronger.

Investor Day to be Webcast at 8:30 a.m. ET

The Company’s investor day presentation will be webcast live beginning at 8:30 a.m. ET today, April 5, 2016. The live audio webcast and presentation slides will be accessible in the “Investors” section of Innophos’ website. The event will be archived on the Company’s website for approximately one year.

About the Company

Innophos is a leading international producer of specialty ingredient solutions that deliver far-reaching, versatile benefits for the food, health, nutrition and industrial markets. We leverage our expertise in the science and technology of blending and formulating phosphate, mineral and botanical based ingredients to help our customers offer products that are tasty, healthy, nutritious and economical. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information, please visit www.innophos.com. ‘IPHS-G’

SOURCE Innophos Holdings, Inc.

Contacts

Investors: Mark Feuerbach, 609-366-1204 or investor.relations@innophos.com

Media: Ryan Flaim, Sharron Merrill Associates, 617-542-5300 or IPHS@investorrelations.com

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Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos’ dependence upon suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.